Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   •   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

ROBERT I. WEBBER

808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2009 1st QUARTER RESULTS

Kahului, Hawaii, May 1, 2009….. Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $13.2 million or $1.65 per share for the first quarter of 2009 compared to a net loss of $414,000, or $0.05 per share for the first quarter of 2008.  Consolidated revenues were $15.6 million for the first quarter of 2009 compared to $25.4 million for the first quarter of 2008, a decrease of 39%. Results in the first quarter of 2009 largely reflect the continuing impact of the national and worldwide economic uncertainty that has resulted in reduced visitor counts to Maui and the State of Hawaii and slower sales of real estate.  Approximately $10.5 million of the increase in the net loss resulted from the year-over-year decrease in profit from the Company’s equity investment in Kapalua Bay Holdings. LLC.  The Company’s $50 million cash sale of the Plantation Golf Course in March 2009 was accounted for as a financing transaction and, accordingly, no gain was recognized in the first quarter of 2009.

The Community Development segment reported an operating loss of $3.2 million for the first quarter of 2009 compared to operating income of $8.1 million for the first quarter of 2008.  Revenues from this operating segment were $2.0 million for the first quarter of 2009 compared to $4.6 million for the first quarter of 2008.  The Company recorded a loss from Kapalua Bay Holdings, LLC of $1.1 million in the first quarter of 2009 compared to income of $9.4 million in the first quarter of 2008.  Lower results in 2009 from the Kapalua Bay equity investment reflect reduced sales for the first quarter of 2009 compared to the first quarter of 2008.  Lower results from the Community Development segment in the first quarter of 2009 were also due to no land sales in the first quarter of 2009, compared to the sale of two non-core land parcels in the first quarter of 2008.

The Resort segment reported an operating loss of $4.2 million for the first quarter of 2009 compared to an operating loss of $2.3 million for the first quarter of 2008.  Resort segment revenues decreased from $11.7 million in the first quarter of 2008 to $8.6 million for the first quarter of 2009 or 26%, reflecting lower revenues from the primary Resort operations, golf, retail and villas. A reduction in visitor arrivals and occupancy at the Resort was primarily responsible for the lower results in the first quarter of 2009.

The Agriculture segment produced an operating loss of $3.5 million for the first quarter of 2009 compared to an operating loss of $5.1 million for the first quarter of 2008.  Revenues from the Agriculture segment decreased by 42% from $8.5 million in the first quarter of 2008 to $4.9 million in the first quarter of 2009 due to lower case volume of fresh pineapple sales.  The lower loss in the first quarter of 2009 reflects higher average prices for fresh pineapple and lower operating costs in the Agriculture segment.  In addition, the operating loss for the first quarter of 2008 included approximately $0.9 million in equipment write-offs and a provision of $0.9 million for potentially uncollectible accounts receivable.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months
	Ended March 31,
	2009	2008
Revenues
Community Development	$1,977	$4,598
Resort	8,620	11,691
Agriculture	4,889	8,461
Other	111	619
Total Operating Revenues	$15,597	$25,369

Operating Profit (Loss)
Community Development	$(3,225)	$8,081
Resort	(4,157)	(2,276)
Agriculture	(3,545)	(5,130)
Other	(618)	(39)
Total Operating Profit (Loss)	(11,545)	636
Interest Expense	(1,476)	(1,481)
Interest Income	183	244
Income Tax (Expense) Benefit	(385)	187

Net Loss	$(13,223)	$(414)

Loss Per Common Share
Basic	$(1.65)	$(0.05)
Diluted	$(1.65)	$(0.05)

Average Common Shares Outstanding
Basic	8,020,454	7,959,217
Diluted	8,020,454	7,959,217

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.